UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2016
Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 25, 2016, the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) voted to increase the size of the Board from nine persons to eleven persons and to elect Brian R. Niccol and Maryrose T. Sylvester as new directors to fill the vacancies created by such increase, with such election effective that day. Mr. Niccol and Ms. Sylvester will each serve as a director with a term expiring at the Company’s 2017 annual meeting of shareholders. At the time of the election of Mr. Niccol and Ms. Sylvester, neither was appointed to any committee of the Board, and there was no expectation concerning any such appointment.

Since January 2015, Mr. Niccol has served as CEO of Taco Bell, a division of Yum! Brands. Mr. Niccol joined Taco Bell in 2011 and served as President of Taco Bell from 2013 to 2014. From 2011 to 2013, he held the role of Chief Marketing and Innovation Officer at Taco Bell. Prior to his positions at Taco Bell, he held various positions at Pizza Hut from 2005 to 2012.

Since October 2015, Maryrose Sylvester has served as President and CEO of Current, powered by GE, and she has been employed by General Electric Company since 1988. Prior to her role at Current, Ms. Sylvester served as President and CEO of GE Lighting from 2011 to October 2015.

The Company’s Director Compensation Policy is applicable to Mr. Niccol and Ms. Sylvester as non-employee directors. In connection with their election to the Board, Mr. Niccol and Ms. Sylvester will each receive a pro rata portion of the current $110,000 annual retainer that the Company pays to non-employee directors, as outlined in the Company’s Director Compensation Policy. At least 50% of the retainer will be paid in shares of the Company’s common stock and/or share units as required under the Company’s Board of Director and Senior Executive Stock Ownership Guidelines. In addition, Mr. Niccol and Ms. Sylvester will each receive a grant of 2,587 share units pursuant to the Company’s Director Stock Plan, which is the amount of share units last granted to each of the outside directors under that plan, each share unit representing the value of one share of the Company’s common stock. Mr. Niccol and Ms. Sylvester will each receive this compensation following the first Board meeting that they attend as a director.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: July 29, 2016	By:	/s/ Rebecca W. House
Rebecca W. House
Assistant Secretary